EXHIBIT 5



                                                     August 14, 2001

Met-Pro Corporation
160 Cassell Road
P.O. Box 144
Harleysville, Pennsylvania  19438

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), filed on this date by Met-Pro Corporation (the "Company") with the Securities and Exchange Commission (the "Commission"), to which this opinion letter is attached as an exhibit, for the registration of 350,000 shares of Met-Pro Corporation Common Stock, $0.10 par value per share (plus an indeterminate number of additional shares of Common Stock as may be required by the anti-dilution provisions of the Plan, as hereafter defined) ("Common Stock"), which have been reserved for issuance under the Met-Pro Corporation Year 2001 Equity Incentive Plan (the "Plan").

We have examined the original or a photostatic or certified copy of such documents, records, and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed, the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified copy or photostatic copy, and the authenticity of the original of each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any stock certificate evidencing any shares of the Company's Common Stock registered by this Registration Statement, when issued under the Plan, will have been duly executed on behalf of the Company and will have been countersigned by the Company's transfer agent and registered by the Company's registrar prior to its issuance.

On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the shares of Common Stock registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance and that upon the issuance of such shares in accordance with the provisions of the Plan, the shares of Common Stock will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

We wish to call to your attention that Jeffrey H. Nicholas, a partner of this firm, is a member of the Company's Board of Directors, and that Mr. Nicholas and other employees of this firm own shares of Common Stock of the Company in amounts that we consider to be small.

                                     Very truly yours,
                                     /s/ Fox, Rothschild, O'Brien & Frankel, LLP
                                     -------------------------------------------
                                     Fox, Rothschild, O'Brien & Frankel,
                                     A Limited Liability Partnership